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                         EAGLE HARDWARE SECURITIES LITIGATION
                             MEMORANDUM OF UNDERSTANDING

    This Memorandum of Understanding ("MOU") contains the principal terms of settlement (the "Settlement") between Eagle Hardware & Garden, Inc. (the "Company"), David Heerensperger, ET UX, Richard Takata, ET UX, and Myron, Kirkpatrick, ET UX (the "Individual Defendants") and plaintiffs in the EAGLE HARDWARE SECURITIES LITIGATION pending in both the state and federal courts, to wit: MARK OPPENHEIMER. ET AL. V. EAGLE HARDWARE & GARDEN, INC., ET AL., King County Superior Court Case NO. 93-2-29908-7, and IN RE EAGLE HARDWARE SECURITIES LITIGATION, United States District Court, Western District of Washington Case No. C92-1882C.

    1. A settlement of all claims, including all appeals in connection therewith, in both the state and federal courts, has been reached in the amount of $1.5 million. On or before June 19, 1995, the Company will deposit the sum of $1.5 million in an escrow account at Pacific First National Bank. The essential terms of the escrow will be that, together with any interest, shall be returned to the Company in the event the settlement is not approved by both the King County Superior Court and the United States District Court for the Western District of Washington at Seattle; in the event the settlement is approved and judgments and orders of dismissal with prejudice are entered in both cases, the funds will be distributed as directed by the King County Superior Court. In addition, defendants agree to pay as incurred reasonable costs of notice to the Class and administration of claims up to but not in excess of $50,000.

    2. The notice and claim form shall have a clause releasing defendants from any and all claims that were or could have been asserted, whether known or unknown, against defendants and each of them. In order to participate in the settlement fund each Class Member will be required to submit an executed Proof of Claim and Release. Only


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Class Members with recognized losses in excess of $5 shall participate in the settlement fund. The Honorable Sharon Armstrong, Superior Court Judge for King County, shall resolve all disputes relative to any notice, claim form, order, settlement agreement, or the term and provisions of any other document, pleading or paper required to consummate the settlement. All terms not resolved on or before June 19, 1995, shall be presented to Judge Armstrong for resolution in accordance with such schedule as the Court may establish.

    3. Upon execution of this MOU, the parties will issue a joint press release, Exhibit A attached hereto and incorporated herein, relating to the settlement of this case. All parties are free to comment regarding the case and the settlement. However, if plaintiffs believe that a published statement of fact, by a defendant is materially false, plaintiffs may apply to Judge Armstrong or, in her absence, Judge John Coughenour, for an order exempting from the protective order one or more specified documents obtained in discovery from defendants. The court may exempt the specified documents if it finds that the published statement was materially misleading, and the document or documents sought to be exempted contradicts the challenged statement. This provision will be of no furth force or effect after the protective order has concluded in accordance with its terms.

    4. The settlement is contingent upon preliminary and final approval by both the King County Superior Court and the United States District Court for the Western District of Washington. The parties agree that they will promptly seek provisional or preliminary approval by both Courts of this settlement. The application for preliminary approval of this settlement and of plaintiffs' petition for attorneys' fees and expenses shall be made before notice of settlement is distributed to class members. Should either court fail to provisionally or finally approve the settlement, then this agreement shall be of no further force or effect and the $1.5 million, plus any interest, shall be promptly returned

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by the escrow agent to defendants.  Promptly upon execution of this MOU, defendants will advise the Ninth Circuit Court of Appeals and the Washington Court of Appeals of the pendency of the settlement. Upon final approval of the settlement by both trial courts, defendants will dismiss all pending appeals.

    5. All opt-outs will be given an opportunity to submit claims, and such claims shall be processed notwithstanding the claimants' prior opt-out.

    6. Except as provided in paragraphs 1 and 4 above relating to return of funds in escrow, defendants shall have no recapture rights in the settlement fund.

    7.    This memorandum may be executed in separate counterparts.

    AGREED TO ON THIS 23RD DAY OF MAY, 1995.

    ATTORNEYS FOR THE CLASS             ATTORNEYS FOR DEFENDANTS



    /s/Steve W. Berman                 /s/Barnes H. Ellis
   --------------------               --------------------
      Steve W. Berman                      Barnes H. Ellis
      Carl H. Hagens                       Lois 0. Rosenbaum
      HAGENS & BERMAN                    STOEL RIVES BOLEY JONES & GREY

    DATED:  illegible                  DATED:  May 24, 1995
          -------------                      --------------


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                                      EXHIBIT A

                                    PRESS RELEASE
                                    -------------

    Eagle Hardware & Garden Inc. has reached agreement with the plaintiffs' attorneys in pending shareholder litigation to settle all claims for $1.5 million dollars, plus up to $50,000 of costs of settlement administration. The agreement is subject to approval by Judge Sharon Armstrong of the King County Superior Court and Judge John C. Coughenour of the United States District for the Western District of Washington as well as notice to the Class and a hearing on final approval. Eagle's Chairman of the Board and Chief Executive Officer David Heerensperger stated: "This litigation has been hard fought in two courts for over two years. We believe it to be in the best interests of our shareholders to agree to this settlement which will be funded entirely by insurance and will avoid Eagle incurring any further expense or diversion of management time. We stand by our position that Eagle and its management acted properly at all times."

    Steve Berman and Carl Hagens, lead attorneys for the plaintiffs stated:
"This was a complicated, costly and difficult litigation. We are pleased to have achieved a fair settlement for the Class."